Exhibit 99.1

Investor Contacts:

ACADIA Pharmaceuticals Inc.

Steve Davis, Interim Chief Executive Officer

Lisa Barthelemy, Director of Investor Relations

(858) 558-2871

Media Contact:

Russo Partners

David Schull

(858) 717-2310

david.schull@russopartnersllc.com

ACADIA PHARMACEUTICALS ANNOUNCES RETIREMENT OF

ULI HACKSELL, PH.D., CHIEF EXECUTIVE OFFICER

Steve Davis Appointed Interim Chief Executive Officer

SAN DIEGO, CA March 11, 2015 – ACADIA Pharmaceuticals Inc. (NASDAQ: ACAD), a biopharmaceutical company focused on the development and commercialization of innovative medicines that address unmet medical needs in neurological and related central nervous system disorders, today announced that Uli Hacksell, Ph.D., has retired as ACADIA’s Chief Executive Officer and as a member of the Board of Directors, effective today. Steve Davis, Executive Vice President, Chief Financial Officer and Chief Business Officer of ACADIA, has been appointed as Interim Chief Executive Officer. Dr. Hacksell will remain as a Special Advisor to the Company during this transition period. ACADIA’s Board of Directors plans to initiate a search for a permanent Chief Executive Officer.

Speaking on behalf of ACADIA’s Board of Directors, Leslie L. Iversen, Ph.D., Chairman, stated, “Under Uli’s leadership, ACADIA has grown from a small startup to a fast growing biopharmaceutical company with innovative drug candidates such as NUPLAZIDTM that has the potential to transform the treatment of psychosis in a range of neurological and psychiatric disorders. We thank Uli for his significant contributions to the Company over the last 16 years. His dedication, tenacity, deep knowledge of the CNS space, and life-long passion to deliver new drugs that can improve the lives of patients with CNS disorders have benefited ACADIA greatly.”

Dr. Iversen continued, “Steve Davis brings over 20 years of executive-level experience and more than 20 years of collective experience on the boards of directors of public biopharmaceutical companies to his role as ACADIA’s Interim Chief Executive Officer. Steve’s strong operational experience and demonstrated leadership skills will be important as ACADIA moves NUPLAZID towards registration and prepares for the planned launch of NUPLAZID in the United States.”

Separately, ACADIA Pharmaceuticals issued a news release today announcing a change in timing of its planned New Drug Application (NDA) submission for NUPLAZID. The Company will be holding a conference call today at 5:00 p.m. Eastern Time to discuss its planned NDA submission and the management change.

Conference Call and Webcast Information

ACADIA management will hold a conference call and webcast today, March 11, 2015, at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 877-280-4954 for participants in the U.S. or Canada and 857-244-7311 for international callers (reference passcode 18127460). A telephone replay of the conference call may be accessed through March 25, 2015 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 30031975). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until March 25, 2015.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company focused on the development and commercialization of innovative medicines to address unmet medical needs in neurological and related central nervous system disorders. ACADIA has a pipeline of product candidates led by NUPLAZID (pimavanserin), for which we have reported positive Phase III trial results in Parkinson’s disease psychosis and which has the potential to be the first drug approved in the United States for this disorder. Pimavanserin is also in Phase II development for Alzheimer’s disease psychosis and has successfully completed a Phase II trial in schizophrenia. ACADIA also has clinical-stage programs for chronic pain and glaucoma in collaboration with Allergan, Inc. All product candidates are small molecules that emanate from internal discoveries. ACADIA maintains a website at www.acadia-pharm.com to which we regularly post copies of our press releases as well as additional information and through which interested parties can subscribe to receive e-mail alerts.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the timing of the submission of an NDA for NUPLAZID (pimavanserin) for the treatment of Parkinson’s disease psychosis (PDP); the potential for pimavanserin to be the first drug approved in the United States for PDP, if approved at all; the potential for NUPLAZID to transform the treatment of psychosis in a range of neurological and psychiatric disorders; ACADIA’s plans to explore NUPLAZID in indications other than PDP; the importance to ACADIA of Mr. Davis’ experience and leadership skills as it moves NUPLAZID towards registration and prepares for its planned launch; ACADIA’s plans to initiate a search for a permanent Chief Executive Officer to replace Dr. Hacksell; and the progress, timing and results of ACADIA’s drug discovery and development programs, either alone or with a partner, including the progress and expected timing of clinical trials, including planned trials for pimavanserin. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development, approval, and commercialization, and collaborations with others, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2014 as well as ACADIA’s subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.